EXHIBIT 10.4
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement, executed as of March 30, 2007 (this “First Amendment”), is by and between W-H Energy Services, Inc., a Texas corporation, (“Company”), and Jeffery L. Tepera, (“Executive”).
     WHEREAS, Company and Executive are parties to that certain Employment Agreement effective as of January 1, 2004 (the “Employment Agreement”); and
     WHEREAS, Company and Executive desire to extend the term of Executive’s employment and make the other amendments to the Employment Agreement set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:
ARTICLE 1: AMENDMENTS TO EMPLOYMENT AGREEMENT
     1.01 Amendment to Article 1. Article 1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
1.2 POSITIONS. From and after the Effective Date, Company shall employ Executive in the position of Vice President and Chief Operating Officer of Company, or in such other positions as the parties may mutually agree.
     1.02 Amendment to Paragraph 2.1. Paragraph 2.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on December 31, 2009 (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.
     1.03 Amendment to Paragraph 3.1. Paragraph 3.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
3.1 BASE SALARY. Commencing January 1, 2007, Executive shall receive a minimum annual base salary of $350,000. Executive’s annual base salary shall be reviewed by the Board of Directors (or a committee thereof) on an annual basis, and, in the sole discretion of the Board of Directors (or such committee), such annual base salary may be increased, but not decreased, effective as of January 1 of each year. Executive’s annual base salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.
     1.04 Amendment to Paragraph 3.2. Paragraph 3.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
3.2 INCENTIVE COMPENSATION. Executive shall be eligible to receive incentive compensation up to a maximum of 133% of his annual base salary each calendar year as shall be determined in the sole discretion of the Board of Directors.
     1.05 Amendment to Paragraph 6.1. Clause (i)(B) of the definition of Termination Benefits in Section 6.1 is hereby amended and restated to read in its entirety as follows:
(i) (B) the highest annual incentive compensation payment paid, or determined by the Board (or the applicable committee thereof) and to be paid, to Executive by Company (pursuant to paragraph 3.2 or otherwise) in respect of any of the three years immediately prior to the date of the termination of Executive’s employment, and
     1.06 Amendment to Article 7. Article 7 of the Employment Agreement is hereby amended by adding a new paragraph 7.13 to read as follows:
7.13 DEFINITIONS. When used herein, the term “Agreement” shall mean this Employment Agreement effective as of January 1, 2004, as the same shall be amended from time to time, including by that certain First Amendment to Employment Agreement, executed as of March 30, 2007.
ARTICLE 2: MISCELLANEOUS
     2.01 Applicable Law. This First Amendment is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.
     2.02 Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
     2.03 Headings. The paragraph headings in this First Amendment have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     2.04 Gender and Plurals. Wherever the context so requires, as used in this First Amendment, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     2.05 Reaffirmation of Employment Agreement. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect.
     2.06 Effectiveness. This First Amendment shall be and become binding on and enforceable against Company and Executive as of the date of its execution first set forth above.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of its date of execution first set forth above.

W-H ENERGY SERVICES, INC.

By:	/s/ Kenneth T. White, Jr.

Kenneth T. White, Jr.
Chairman, President and Chief Executive Officer

/s/ Jeffery L. Tepera

Jeffery L. Tepera